Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)

Notes	$6,330,000.00	$194.34

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $1,212,487.73 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, and have been carried forward, of which $194.34 is offset against the registration fee due for this offering and of which $1,212,282.64 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing supplement To prospectus dated May 30, 2006, prospectus supplement dated May 30, 2006, product supplement no. 590-I dated June 4, 2007 and underlying supplement no. 740 dated April 13, 2007	Registration Statement no. 333-134553 Dated June 25, 2007 Rule 424(b)(2)

LEHMAN BROTHERS HOLDINGS INC.

$6,330,000

Principal at Risk Enhanced Participation Notes Linked to a Basket of Foreign Equity Indices

Summary Description

The notes are designed for investors who seek exposure to an enhanced participation in any appreciation, from the Pricing Date to the Valuation Date, of the US dollar equivalent of a diversified Basket comprised of four foreign indices. The Basket, which consists of the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the Nikkei 225SM Index and the S&P®/ASX 200 Index, allows investors the opportunity for diversification. Because the stocks underlying the indices comprising the Basket are denominated in foreign currencies, the composition of the Basket gives investors the opportunity to gain exposure to both the performance of the foreign indices and the performance of the foreign currencies in which the stocks comprising the Basket Indices are denominated. Investors should be willing to forego interest and dividend payments during the term of the notes and be willing to lose up to 100% of their initial investment if the Basket declines.

Issuer:	Lehman Brothers Holdings Inc. (A+, A1, A+)†

Issue Size:	$6,330,000
Pricing Date:	June 25, 2007
Settlement Date:	June 28, 2007
Valuation Date:	June 23, 2010††
Maturity Date:	June 28, 2010††
Term:	3 years
Basket:	The notes are linked to a Basket consisting of four Basket Indices. The stocks underlying each Basket Index are denominated in a foreign currency, each of which is referred to herein as a Relevant Currency. The Basket Indices are the Dow Jones EURO STOXX 50® Index (SX5E), the FTSE 100 Index® (UKX), the Nikkei 225SM Index (NKY) and the S&P®/ASX 200 Index (AS51) (each, a “Basket Index” and, collectively, the “Basket Indices”) and the Relevant Currencies are the Euro (EUR), the British Pound Sterling (GBP), the Japanese Yen (JPY) and the Australian dollar (AUD). Each Basket Index is associated with a Relevant Currency’s Exchange Rate against the USD, which is multiplied by the Index Level of the relevant Basket Index and the relevant Share Weight factor, which when summed for each Basket Index determines the Basket Closing Level.
Participation Rate:	130%.
No Interest Payments:	There will be no interest payment during the term of the notes.
Payment at Maturity (per $1,000):

If the Ending Basket Level is equal to or above the Starting Basket Level, you will receive a cash payment that provides you with a return per $1,000 note principal amount equal to the Basket Return multiplied by the Participation Rate. Accordingly, if the Basket Return is positive, your payment at maturity per $1,000 note principal amount will be calculated as follows:

$1,000 + ($1,000 x Basket Return x Participation Rate)

If the Ending Basket Level is below the Starting Basket Level, you will lose 1% of the principal amount of your notes for every 1% that the Ending Basket Level has declined beyond the Starting Basket Level. Accordingly, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Basket Return)

If the Ending Basket Level declines from the Starting Basket Level, you could lose up to $1,000 per $1,000 note principal amount.

Basket Return:	Ending Basket Level – Starting Basket Level Starting Basket Level

Starting Basket Level:	1,000
Ending Basket Level:

The Basket Closing Level on the Valuation Date. On the Valuation Date, the Basket Closing Level will be calculated as follows:

The sum of (USD Basket Index Level x the Share Weight) for each Basket Index

USD Basket Index Level:	For each Basket Index, on each Business Day, the USD Basket Index Level will be calculated as follows:
Index Level of the Basket Index x the relevant Exchange Rate
Exchange Rate:	The exchange rate on a Currency Business Day for the respective Relevant Currency against the USD, expressed as the number of USD per the respective Relevant Currency. The Exchange Rate will be determined by the Reference Exchange Rate, observed in accordance with the Settlement Rate Option (subject to the occurrence of a Disruption Event). For further information concerning the Settlement Rate Option, see “Description of the Notes—Currency-Indexed Notes” in the MTN prospectus supplement and under Appendix A to the MTN prospectus supplement.
Index Level:	The closing level of the Basket Index on an Index Trading Day, as determined and published by the respective Index Sponsors (subject to the occurrence of a Disruption Event).
Basket Indices:

Basket Index	Bloomberg Ticker	Index Level on Pricing Date	Index Weighting
Dow Jones EURO STOXX 50® Index	SX5E	4,471.13	35.42%
FTSE 100 Index®	UKX	6,588.40	33.97%
Nikkei 225 SM Index	NKY	18,087.48	21.42%
S&P®/ASX 200 Index	AS51	6,329.80	9.19%

Relevant Currencies:

Basket Index	Relevant Currency	Bloomberg Ticker	Exchange Rate (on Pricing Date) *
Dow Jones EURO STOXX 50® Index	Euro	EUR	1.346800
FTSE 100 ® Index	British Pound Sterling	GBP	1.998400
Nikkei 225SM Index	Japanese Yen	JPY	0.008090
S&P®/ASX 200 Index	Australian Dollar	AUD	0.848000
____________ * The Exchange Rate is the exchange rate for the Relevant Currency against the USD, expressed as the number of USD per the Relevant Currency on the Pricing Date.

Share Weight:	For each Basket Index, the Share Weight was determined as follows:
USD 1,000 x Index Weighting
Initial USD Basket Index Level

The Share Weight for each Basket Index is as follows:

Basket Index	Share Weight
Dow Jones EURO STOXX 50® Index	0.05882
FTSE 100 Index®	0.02580
Nikkei 225 SM Index	1.46384
S&P®/ASX 200 Index	0.01712

Initial USD Basket Index Level:	The portion of the Starting Basket Level that each Basket Index contributes, which is the USD Basket Index Level on the Pricing Date.

Reference Exchange Rate:

Relevant Currency	Screen Reference	Currency Business Day
EUR	Spot rate on 1FED	New York
GBP	Spot rate on 1FED	New York
JPY	One divided by spot rate on 1FED	New York
AUD	Spot rate on 1FEE	New York

Index Sponsors:	STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company and SWX Swiss Exchange, is responsible for calculating and maintaining The Dow Jones EURO STOXX 50 Index. FTSE International Limited (“FTSE”), the publisher of the FTSE 100 Index, is responsible for calculating and maintaining the FTSE 100 Index. Nikkei Inc. is responsible for calculating and maintaining the Nikkei 225 Index. Standard & Poor’s Australian Index Committee (“S&P/ASX Committee”), the publisher of the S&P/ASX 200 Index, is responsible for calculating and maintaining the S&P/ASX 200 Index.

Business Day:	Any day that is not a Saturday, a Sunday or a day on which banking institutions generally are authorized or obligated by law or executive order to be closed in New York City and that is both (a) a Currency Business Day and (b) a trading day for a Basket Index, as defined under “Description of Notes—Payment at Maturity” in the accompanying product supplement no. 590-I (an “Index Trading Day”).

Currency Business Day:	New York.

Disruption Event:	If a Disruption Event relating to any or all of the Basket Indices and/or Relevant Currencies is in effect on the Valuation Date, the Calculation Agent will calculate the Basket Return using:

•     for each Basket Index and/or Relevant Currency that did not suffer a Disruption Event on the Valuation Date, the Index Level or the Reference Exchange Rate, as applicable, on the Valuation Date for such Basket Index and Relevant Currency, and

•     for each Basket Index and/or Relevant Currency that did suffer a Disruption Event on the Valuation Date, the Index Level and/or the Reference Exchange Rate, as applicable, on the immediately succeeding scheduled Index Trading Day or scheduled Currency Business Day, as applicable, on which no Disruption Event occurs or is continuing with respect to the Basket Index and/or the Relevant Currency;

Provided, however, that if a Disruption Event has occurred or is continuing with respect to any or all of the Basket Indices and/or the Relevant Currencies on each of the three scheduled Index Trading Days or scheduled Currency Business Days, as applicable, following the scheduled Valuation Date, then (a) such third scheduled Index Trading Day or scheduled Currency Business Day, as applicable, shall be deemed the Valuation Date for the affected Basket Index or Relevant Currency, respectively, and (b) the Calculation Agent will determine, on such day, (i) in the case of a Basket Index, the Index Level, as set forth under “Description of Notes—Market Disruption Events” in the accompanying product supplement no. 590-I or (ii) in the case of a Relevant Currency, the Reference Exchange Rate in accordance with the “Fallback Rate Observation Methodology”, as defined under “Description of the Notes—Currency-Indexed Notes” in the MTN prospectus supplement.

A “Disruption Event” means, for a Basket Index, a market disruption event (as defined under “Description of Notes—Market Disruption Events” in the accompanying product supplement no. 590-I) and, for a Relevant Currency, a Currency Disruption Event.

A “Currency Disruption Event” means any of the following events, as determined in good faith by the Calculation Agent:

(A)   the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible (x) the conversion of any Relevant Currency into USD through customary legal channels; or (y) the delivery of USD from accounts inside the country for which a Relevant Currency is the lawful currency (such jurisdiction with respect to such Relevant Currency, the “Relevant Currency Jurisdiction”) to accounts outside that Relevant Currency Jurisdiction;

(B)   the occurrence of any event causing the Reference Exchange Rate for any Relevant Currency to be split into dual or multiple currency exchange rates; or

(C)   a Reference Exchange Rate being unavailable, or the occurrence and/or existence of any event (other than those set forth in (A) or (B) above) that (i) materially disrupts the market for a Relevant Currency or (ii) makes it generally impossible to obtain a Reference Exchange Rate for a Relevant Currency on the scheduled Valuation Date.

For purposes of the above, “scheduled Index Trading Day” or “scheduled Currency Business Day” means a day that is or, in the judgment of the Calculation Agent, should have been, an Index Trading Day or a Currency Business Day.

Denominations:	$1,000 per Note and integral multiples of $1,000 in excess thereof
Minimum Investment:	$10,000
CUSIP:	524908B66
ISIN:	US524908B667

†	Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and A+ by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.
††	Subject to postponement in the event that such date is not a Business Day or in the event of a Disruption Event as described under “Disruption Event” above and under “Description of Notes—Payment at Maturity” in the accompanying product supplement no. 590-I.

Investing in the Principal at Risk Enhanced Participation Notes Linked to a Basket of Foreign Equity Indices involves a number of risks. See “Risk Factors” beginning on page SS-1 of the accompanying product supplement no. 590-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 740 and “Selected Risk Factors” beginning on page PS-2 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying base prospectus, MTN prospectus supplement, product supplement no. 590-I, underlying supplement no. 740 and any other related prospectus supplements, or any other relevant terms supplement. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Commission(2)	Proceeds to Us
Per note	$1,000.00	$25.00	$975.00
Total	$6,330,000.00	$158,250.00	$6,171,750.00

(1)

The price to the public includes the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2)

Lehman Brothers Inc. may use these commissions to pay selling concessions to other dealers. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the hedges.

LEHMAN BROTHERS

June 25, 2007	MTNI265

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 590-I and underlying supplement no. 740. Buyers should rely upon the base prospectus, MTN prospectus supplement, product supplement no. 590-I, underlying supplement no. 740, this pricing supplement and any other relevant terms supplement and any relevant free writing prospectus for complete details. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 590-I, “Risk Factors” in the accompanying underlying supplement no. 740 and “Risk Factors” in the MTN prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

•	Product supplement no. 590-I dated June 4, 2007:
http://www.sec.gov/Archives/edgar/data/806085/000119312507129003/d424b2.htm

•	Underlying supplement no. 740 dated April 13, 2007:
http://www.sec.gov/Archives/edgar/data/806085/000110465907028193/a07-9818_12424b2.htm

•	MTN prospectus supplement dated May 30, 2006:
http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

•	Base prospectus dated May 30, 2006:
http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Lehman Brothers Holdings Inc.

Selected Purchase Considerations

•

Uncapped Appreciation Potential: The notes provide the opportunity to enhance equity/currency returns by multiplying a positive Basket Return by a Participation Rate of 130%. The notes are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the appreciation of the Basket. Because the notes are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

No Protection Against Loss: If the Ending Basket Level is below the Starting Basket Level, for every 1% decline of the Basket, you will lose an amount equal to 1% of the principal amount of your notes. For example, a Basket Return of -15% will result in a 15% loss of your initial investment.

•

Diversification Among the Basket Indices and Relevant Currencies: The return of the notes is linked to a Basket consisting of the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the Nikkei 225SM Index and the S&P®/ASX 200 Index and the appreciation of the European Union euro, the British pound Sterling, the Japanese yen and the Australian dollar against the U.S. dollar. The Dow Jones EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX Index, which includes stocks selected from the Eurozone. The FTSE 100 Index® is a capitalization-weighted index of the 100 most highly capitalized companies traded on the London Stock Exchange. The Nikkei 225SM Index consists of 225 stocks listed on the First Section of the Tokyo Stock

Exchange, representing a broad cross-section of Japanese industries. The S&P®/ASX 200 Index is Australia’s premier large capitalization tradeable equity index, and is Australia’s institutional benchmark. For additional information about each Basket Component, see the information set forth under “The Dow Jones EURO STOXX 50® Index”, “The FTSE 100 Index®”, “The Nikkei 225SM Index” and “The S&P®/ASX 200 Index” in the accompanying underlying supplement no. 740. For a discussion of risks relating to Currency Indexed Notes, see pages S-8 to S-10 in the accompanying MTN prospectus supplement.

•

Certain U.S. Federal Income Tax Consequences: Lehman Brothers Holdings Inc. intends to treat, and by purchasing a note for all tax purposes you agree to treat, a note as a cash-settled financial contract, rather than as a debt instrument. See “Certain U.S. Federal Income Tax Consequences” in product supplement no. 590-I.

Selected Risk Factors

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in any of the stocks included in the Basket Indices or in any of the Relevant Currencies. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 590-I and in the “Risk Factors” section of the accompanying underlying supplement no. 740 and “Risk Factors” in the MTN prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

•

Your Investment in the Notes May Result in a Loss: The notes do not guarantee any return of your initial investment. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be fully exposed to any decline in the Ending Basket Level compared to the Starting Basket Level. YOU MAY LOSE UP TO 100% OF YOUR PRINCIPAL IF THE BASKET DECLINES.

•

The Basket Indices Are Not Equally Weighted: The Basket is, in part, comprised of four Basket Indices that each have different weightings. One consequence of such unequal weighting is that the same percentage change in a Basket Index with a bigger weighting would have a greater effect on the Basket Closing Level, than such percentage change in a Basket Index with a smaller weighting would have on the Basket Closing Level.

•

Changes in the Index Levels and Exchange Rates May Offset Each Other: The Basket is comprised of four Basket Indices, the stocks underlying which are denominated in four respective Relevant Currencies. At a time when the level or rate of one or more Basket Indices or Relevant Currencies increases, the level or rate of the other Basket Indices or Relevant Currencies may not increase or may even decline. Therefore, in calculating the Ending Basket Level, increases in the level or rate of one or more of the Basket Indices or one or more of the Relevant Currencies may be moderated, or more than offset, by lesser increases or declines in the level or rate of the other Basket Indices or Relevant Currencies.

•

No Interest or Dividend Payments or Voting Rights: As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks included in the Basket Indices would have.

•

The Notes Are Subject to Foreign Exchange Rate Risk: The value of the Relevant Currencies relative to the U.S. dollar have in the past been, and may continue to be, volatile and may vary based on a number of interrelated factors, including economic, financial and political events that we cannot control. The value of the Relevant Currencies, which depend in part on the supply and demand for the Relevant Currencies, may be affected by political, economic, legal, accounting and tax matters specific to the countries in which the Relevant Currencies are circulated as legal tender. An investment in the notes may not be suitable for an investor unfamiliar with the exchange rate of the Relevant Currencies or the factors that affect movements in such exchange rate. Neither the offering of the notes nor any views which may from time to time be expressed by the issuer, Lehman Brothers Inc., or their affiliates in the ordinary course of their businesses with respect to future exchange rate movements constitutes a recommendation as to the merits of an investment in the notes.

•

Certain Built-in Costs are Likely to Adversely Affect the Value of the Notes Prior to Maturity: While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Lehman Brothers Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.

•

Dealer Incentives: We and our affiliates act in various capacities with respect to the notes. Lehman Brothers Inc. and other of our affiliates may act as a principal, agent or dealer in connection with the notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the notes and such compensation may serve as an incentive to sell these notes instead of other investments. We will pay compensation of up to $[    ] per note to the principals, agents and dealers in connection with the distribution of the notes.

•

Lack of Liquidity: The notes will not be listed on any securities exchange. Lehman Brothers Inc. intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the notes. If you are an employee of Lehman Brothers Holdings Inc. or one of our affiliates, you may not be able to purchase the notes from us and your ability to sell or trade the notes in the secondary market may be limited.

•

Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

•

We and our Affiliates and Agents May Publish Research, Express Opinions or Provide Recommendations that are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Affect the Level of the Basket to which the Notes are Linked or the Value of the Notes: We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. We, our affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the notes. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes which are linked to the Basket.

•

You must rely on your own evaluation of the merits of an investment in the notes: In the ordinary course of their businesses Lehman Brothers Holdings Inc., or its respective affiliates, may from time to time express views on expected movements in the levels of the Basket Indices and/or rates of the Relevant Currencies. These views are sometimes communicated to clients who are active participants in the equity and/or currency markets. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time horizons, may be inconsistent with the investment view implied in the notes and are subject to change. In connection with your purchase of the notes, you should investigate the equity and currency markets and not rely on views which may be expressed by Lehman Brothers Holdings Inc. or its affiliates in the ordinary course of their businesses with respect to the future performance of the Basket Indices and the Relevant Currencies.

•

Many Economic and Market Factors Will Impact the Value of the Notes: In addition to the level of the Basket on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in the product supplement no. 590-I.

Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note

The following table illustrates the hypothetical payment amount at maturity, for a hypothetical range of performance of the Basket for a Basket Return of –50% to 50% and reflects a Starting Basket Level of 1,000. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual payment at maturity. The numbers appearing in the table below have been rounded for ease of analysis.

Hypothetical change of Basket Level	Hypothetical Ending Basket Level	Total Amount Payable at Maturity Per $1,000 Note	Hypothetical Total Rate of Return	Annualized Pre-Tax Rate of Return
-50%	500.00	$500.00	-50.00%	-20.63%
-40%	600.00	$600.00	-40.00%	-15.66%
-30%	700.00	$700.00	-30.00%	-11.21%
-20%	800.00	$800.00	-20.00%	-7.17%
-10%	900.00	$900.00	-10.00%	-3.45%
0%	1,000.00	$1,000.00	0.00%	0.00%
10%	1,100.00	$1,130.00	13.00%	4.16%
20%	1,200.00	$1,260.00	26.00%	8.01%
30%	1,300.00	$1,390.00	39.00%	11.60%
40%	1,400.00	$1,520.00	52.00%	14.98%
50%	1,500.00	$1,650.00	65.00%	18.17%

Example 1: The Basket Index closing levels on the Valuation Date each increase from the Pricing Date, but the Relevant Currency’s Exchange Rates decrease from the Pricing Date to the Valuation Date. The increases in the levels of the Basket Indices are offset by greater declines in the Relevant Currency’s Exchange Rates. As a result, the Ending Basket Level decreases from a Starting Basket Level of 1,000 to an Ending Basket Level of 800.

Because the Ending Basket Level is the sum of each Basket Index’s USD Basket Index Level times its Share Weight and is less than the Starting Basket Level of 1,000, the payment at maturity is equal to $800 per $1,000 principal amount note (consistent with a Basket Return of -20%), and is calculated as follows:

$1,000 + [$1,000 x -.20] = $800

-.20 = Basket level down 20%

The table below shows the values necessary to calculate the Ending Basket Level in the above example:

Basket Index	Index Level (on Pricing Date)	Hypothetical Index Level (on Valuation Date)	Change in Index Level	Relevant Currency	Exchange Rate (on Pricing Date)	Hypothetical Exchange Rate (on Valuation Date)	Change in Exchange Rate	Weighting	Share Weight
SX5E	4,471.13	4,918.243	10%	EUR	1.3468000	0.9427600	-30%	35.42%	0.05882
UKX	6,588.40	7,247.24	10%	GBP	1.9984000	1.3788960	-31%	33.97%	0.02580
NKY	18,087.48	19,896.228	10%	JPY	0.0080900	0.0064720	-20%	21.42%	1.46384
AS51	6,329.80	6,962.78	10%	AUD	0.8480000	0.6784000	-20%	9.19%	0.01712

Ending Basket Level: 800

Example 2: The Basket Index closing levels on the Valuation Date of the SX5E and the UKX are less than their respective Basket Index closing levels on the Pricing Date, but the Basket Index closing levels on the Valuation Date of the NKY and AS51 are higher relative to their respective Basket Index closing levels on the Pricing Date. The Exchange Rates on the Valuation Date of the EUR and the GBP are less than their respective Exchange Rates on the Pricing Date, but the Exchange Rates on the Valuation Date of the JPY and the AUD are greater than their respective Exchange Rates on the Pricing Date. The decreases in the SX5E and UKX as well as the decreases in the Exchange Rates for of the EUR and GBP offset the increases in the NKY and AS51 and the Exchange Rates of the JPY and AUD. As a result, the Ending Basket Level decreases from a Starting Basket Level of 1,000 to an Ending Basket Level of 900.

Because the Ending Basket Level is the sum of each Basket Index’s USD Basket Index Level times its Share Weight and is less than the Starting Basket Level of 1,000, the payment at maturity is equal to $900 per $1,000 principal amount note (consistent with a Basket Return of -10%), and is calculated as follows:

$1,000 + [$1,000 x -.10] = $900

-.10 = Basket level down 10%

The table below shows the values necessary to calculate the Ending Basket Level in the above example:

Basket Index	Index Level (on Pricing Date)	Hypothetical Index Level (on Valuation Date)	Change in Index Level	Relevant Currency	Exchange Rate (on Pricing Date)	Hypothetical Exchange Rate (on Valuation Date)	Change in Exchange Rate	Weighting	Share Weight
SX5E	4,471.13	4,024.017	-10%	EUR	1.3468000	1.2121200	-10%	35.42%	0.05882
UKX	6,588.40	5,929.56	-10%	GBP	1.9984000	1.7985600	-10%	33.97%	0.02580
NKY	18,087.48	18,991.854	5%	JPY	0.0080900	0.0084945	5%	21.42%	1.46384
AS51	6,329.80	6,646.29	5%	AUD	0.8480000	0.8904000	5%	9.19%	0.01712

Ending Basket Level: 900

Example 3: The Basket Index closing levels on the Valuation Date of the SX5E and the UKX are greater than their respective Basket Index closing levels on the Pricing Date, but the Basket Index closing levels on the Valuation Date of the NKY and AS51 are lower relative to their respective Basket Index closing levels on the Pricing Date. The Exchange Rates on the Valuation Date of the EUR and the GBP are more than their respective Exchange Rates on the Pricing Date, but the Exchange Rates on the Valuation Date of the JPY and the AUD are less than their respective Exchange Rates on the Pricing Date. The increases in the SX5E and UKX as well as the increases in the Exchange Rates of the EUR and GBP offset the decreases in the NKY and AS51 and the Exchange Rates of the JPY and AUD. As a result, the Ending Basket Level increases from a Starting Basket Level of 1,000 to an Ending Basket Level of 1,100.

Because the Ending Basket Level is the sum of each Basket Index’s USD Basket Index Level times its Share Weight and is more than the Starting Basket Level of 1,000, the payment at maturity is equal to $1,130 per $1,000 principal amount note (consistent with a Basket Return of 10% and Participation Rate of 130%), and is calculated as follows:

$1,000 + [$1,000 x .10 x 1.30] = $1,130

.10 = Basket level up 10%

1.30 = Participation Rate of 130%

The table below shows the values necessary to calculate the Ending Basket Level in the above example:

Basket Index	Index Level (on Pricing Date)	Hypothetical Index Level (on Valuation Date)	Change in Index Level	Relevant Currency	Exchange Rate (on Pricing Date)	Hypothetical Exchange Rate (on Valuation Date)	Change in Exchange Rate	Weighting	Share Weight
SX5E	4,471.13	4,918.243	10%	EUR	1.3468000	1.4814800	10%	35.42%	0.05882
UKX	6,588.40	7,247.24	10%	GBP	1.9984000	2.1982400	10%	33.97%	0.02580
NKY	18,087.48	17,183.106	-5%	JPY	0.0080900	0.0070544	-13%	21.42%	1.46384
AS51	6,329.80	6,013.31	-5%	AUD	0.8480000	0.8056000	-5%	9.19%	0.01712

Ending Basket Level: 1,100

Example 4: The Basket Index closing levels on the Valuation Date each decrease from the Pricing Date, but the Relevant Currency’s Exchange Rates increase from the Pricing Date to the Valuation Date. The decreases in the levels of the Basket Indices are more than offset by greater increases in the Relevant Currency’s Exchange Rates. As a result, the Ending Basket Level increases from a Starting Basket Level of 1,000 to an Ending Basket Level of 1,200.

Because the Ending Basket Level is the sum of each Basket Index’s USD Basket Index Level times its Share Weight and is more than the Starting Basket Level of 1,000, the payment at maturity is equal to $1,260 per $1,000 principal amount note (consistent with a Basket Return of 20% and Participation Rate of 130%), and is calculated as follows:

$1,000 + [$1,000 x .20 x 1.30] = $1,260

.20 = Basket level up 20%

1.30 = Participation Rate of 130%

The table below shows the values necessary to calculate the Ending Basket Level in the above example:

Basket Index	Index Level (on Pricing Date)	Hypothetical Index Level (on Valuation Date)	Change in Index Level	Relevant Currency	Exchange Rate (on Pricing Date)	Hypothetical Exchange Rate (on Valuation Date)	Change in Exchange Rate	Weighting	Share Weight
SX5E	4,471.13	4,247.5735	-5%	EUR	1.3468000	1.7335312	29%	35.42%	0.05882
UKX	6,588.40	6,258.98	-5%	GBP	1.9984000	2.4980000	25%	33.97%	0.02580
NKY	18,087.48	17,183.106	-5%	JPY	0.0080900	0.0101125	25%	21.42%	1.46384
AS51	6,329.80	6,013.31	-5%	AUD	0.8480000	1.0600000	25%	9.19%	0.01712

Ending Basket Level: 1,200

Hypothetical Historical Basket Performance

The graph below illustrates the hypothetical historical performance of the Basket from June 25, 2002 to June 25, 2007 if the Starting Basket Level was 1,000 on June 25, 2002 and each Basket Index had the Index Weighting specified on the cover of this pricing supplement on that date. The hypothetical historical performance reflects the performance the Basket would have exhibited based on (i) the actual historical performance of the Basket Indices and (ii) the actual movements in the Relevant Currency’s Exchange Rates. Neither the hypothetical performance of the Basket nor the actual historical performance of the Basket Indices should be taken as indications of future performance.

We obtained the various Basket Index closing levels below from Bloomberg Financial Markets, and accordingly, make no representation or warranty as to their accuracy or completeness. The historical levels of the Basket Indices should not be taken as an indication of future performance, and no assurance can be given as to the closing level of any Basket Index on the Valuation Date. We cannot give you assurance that the performance of the Basket Indices will result in any amount in excess of the principal amount.

Historical Information

The following graphs set forth the historical performance of each Basket Index from June 25, 2002 through June 25, 2007. the closing level of the Dow Jones EURO STOXX 50® Index on June 25, 2007 was 4,471.13. the closing level of the FTSE 100 Index® on June 25, 2007 was 6,588.40. The closing level of the Nikkei 225SM Index on June 25, 2007 was 18,087.48. the closing level of the S&P®/ASX 200 Index on June 25, 2007 was 6,329.80.

Historical Relevant Currency Information

The following graph sets forth the historical performance of each Relevant Currency from June 25, 2002 through June 25, 2007. The spot exchange rate for the EUR on June 25, 2007 was 1.346800. The spot exchange rate for the GBP on June 25, 2007 was 1.998400. The reciprocal spot exchange rate for the JPY on June 25, 2007 was 0.008090. The spot exchange rate for the AUD on June 25, 2007 was 0.848000.

We obtained the various spot exchange rates below from Bloomberg Financial Markets, and accordingly, make no representation or warranty as to their accuracy or completeness. The spot exchange rates are expressed as the amount of U.S. dollars per Relevant Currency to show the appreciation or depreciation, as the case may be, of the Relevant Currency against the U.S. dollar. The spot exchange rates used to calculate the Ending Basket Level are expressed as the amount of U.S. dollars per Relevant Currency. The historical data on each Relevant Currency should not be taken as an indication of future performance of the Relevant Currencies, the Basket Return or what the value of the notes may be, and no assurance can be given as to the spot exchange rate of any Relevant Currency on the Valuation Date. Historical exchange rate fluctuations may be greater or lesser than those experienced by the holders of the notes.

Displayed as U.S. dollars per European Union euro.

Displayed as U.S. dollars per British pound sterling.

Displayed as U.S. dollars per Japanese yen.

Displayed as U.S. dollars per Australian dollar.

Supplemental Plan of Distribution

We have agreed to sell to Lehman Brothers Inc., and the Lehman Brothers Inc. has agreed to purchase, all of the notes at the price indicated on the cover of the pricing supplement.

We have agreed to indemnify Lehman Brothers Inc. against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that Lehman Brothers Inc. may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus.

Lehman Brothers Inc. will offer the notes initially at a public offering price equal to the issue price set forth on the cover of the pricing supplement. After the initial public offering, the public offering price may from time to time be varied by Lehman Brothers Inc.

We or our affiliates have entered into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the notes and Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

PS-16